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                                                                   EXHIBIT 10.43

      AMENDMENT TO EMPLOYMENT AGREEMENT AND RESTRICTIVE COVENANT AGREEMENT

     This Amendment to Employment Agreement and Restrictive Covenant Agreement ("Agreement") by and between John M. Cook ("Executive") and PRG-Schultz USA, Inc., a Georgia corporation ("USA"), is entered into this 7th day of March, 2005.

     WHEREAS, Executive and USA entered into that certain Employment Agreement, dated as of March 20, 1996, as amended by the First Amendment to Employment Agreement dated March 7, 1997, effective as of December 31, 1996, and as amended by the Second Amendment to Employment Agreement dated September 17, 1997, effective as of July 22, 1997, and as amended by the letter amendment dated May 1, 2002, and as amended by the letter dated March 7, 2003 ("Employment Agreement"), which sets forth the terms of employment under which USA employed Executive as President and Chief Executive Officer, for USA;

     WHEREAS, Executive is a senior executive of USA whose services are extremely valuable to USA;

     WHEREAS, Executive has had and will have access to the valuable and proprietary trade secrets of USA and its customers, and Executive has had and will have close contact with the customers and Executives of USA;

     WHEREAS, Executive and USA desire to enter into this Agreement to (a) alter compensation amounts paid to Executive and to eliminate a provision in the Employment Agreement requiring reduction of certain payments received following a change of control, (b) provide PRG-Schultz International, Inc., a Georgia corporation that owns all of the capital stock of USA ("PRGS") with reasonable protection of the valuable trade secrets and confidential information of USA and its customers, as well as the relationships between USA and its customers and Executives, and (c) preserve the goodwill of PRGS for the benefit of the shareholders in the event a change of control occurs;

     WHEREAS, the amendments to the Employment Agreement set forth in Section 2 hereof were approved by the Compensation Committee of PRGS' Board of Directors (the "Board") and the independent directors of the Board.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the meaning specified:

     "Business of USA" shall mean (a) audit services (i) to identify and recover lost profits from any source, including, without limitation, payment errors, missed or inaccurate discounts, allowances, or rebates, vendor pricing errors, or duplicate payments and (ii) to identify expense containment opportunities;
(b) development and use of technology to provide such services; and (c) provision of related consulting services.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Competing Business" shall mean any business engaging in the same or substantially similar business as the Business of USA.

     "Confidential Information" shall mean any confidential or proprietary information relating to USA or its customers or affiliates that is not a Trade

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Secret.

     "Secret Information" means Confidential Information and Trade Secrets.

     "Trade Secrets" shall mean information of USA, its affiliates or customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     "Works" shall mean any work of authorship, code, invention, improvement, discovery, process, formula, code algorithm, program, system, method, visual work, or work product, whether or not patentable or eligible for copyright, and in whatever form or medium and all derivative works thereof, which are, have been or will be created, made, developed, or conceived by Executive in the course of employment with USA, with USA's time, on USA's premises, using USA's resources or equipment, or relating to the Business of USA.

     2. Employment Agreement Amendments

          (a) Sections 1 (a) and 1(b) of Exhibit B to the Employment Agreement are hereby deleted in their entirety and shall be replaced by the following:

     "(a) Base Salary. Six Hundred Thousand and No/100 ($600,000.00) Dollars on an annual basis ("Base Salary") shall be payable in accordance with the Company's customary payroll procedures; provided, however, that the Compensation Committee of the Board of Directors of the Company, with the consent of the independent members of the Board, may by written consent or resolution increase, but not decrease, such amount, and such increased amount shall be the new Base Salary for all purposes hereunder; provided further, however that following that date on which the first payment is made to Employee with respect to such increased Base Salary, such increased Base Salary cannot be decreased without the prior written consent of Employee.

               (b) Bonus. Commencing with the Term Year beginning January 1, 2004, the Compensation Committee may set an annual Threshold, Target and/or Stretch bonus ("Bonus") in an aggregate amount determined by the Compensation Committee, not to exceed two hundred percent (200%) of Employee's Base Salary, which Bonus shall be payable based solely upon the attainment of such performance goals as the Compensation Committee shall set, in its discretion."

     (b) Section 4(h) of Exhibit B to the Employment Agreement is hereby deleted in its entirety and replaced by the following:

     "(h) (1) The following shall apply to any payments you receive upon a Change of Control. If the Company or the Company's accountants determine that the payments called for under this Agreement or any other payments or benefits made available to the Employee by the Company or an affiliate of the Company will result in the Employee being subject to an excise tax under Section 4999 of the Code ("Excise Tax") or if an Excise Tax is assessed against the Employee as a result of such payment or other benefits, the Company shall make a Gross-Up


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Payment (as defined in this Section 4(h)) to or on behalf of the Employee as and when such determination(s) and assessment(s), as appropriate, are made, subject to the conditions of this Section 4(h). A "Gross-Up Payment" shall mean a payment to or on behalf of the Employee that shall be sufficient to pay (1) any Excise Tax in full, (2) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment, and (3) any interest or penalties assessed by the Internal Revenue Service on the Employee if such interest or penalties are attributable to the Company's failure to comply with its obligations under this Section 4(h) or applicable law. Any determination under this Section 4(h) by the Company or the Company's accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. The Employee shall take such action (other than waiving Employee's right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. If the Company reasonably requests that the Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and the Employee complies with such request, the Company shall provide the Employee with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as the Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

     (2) Subject to the provisions of Section 4(h)(1), all determinations required to be made under this Section 4(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within thirty (30) business days of the receipt of notice from the Company or the Employee that there has been a payment that could trigger a Gross-Up Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be born solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 4 with respect to any Payments shall be made no later than sixty (60) days following such Payments. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly


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paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee to or for the benefit of the Company. Employee shall cooperate, to the extent Employee's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax."

     (c) Section 4(i) to Exhibit B of the Employment Agreement and Sections 6, 7, 8, 9 and 10 of the Employment Agreement are hereby deleted in their entirety.

     (d) The second sentence of Section 11(a) of the Employment Agreement is hereby amended by striking the phrase "or engaging in activities prohibited by Sections 6, 7, 8, or 9 hereof" and replacing such language with the phrase "or engaging in activities prohibited by Sections 4 through 10 of that certain Amendment to Employment Agreement and Restrictive Covenant Agreement by and between Executive and USA, dated March 7, 2005."

     3. Acknowledgement of Restrictive Covenant Consideration. Executive acknowledges and agrees that $2,851,000.00 (the "Restrictive Covenant Consideration") of the aggregate value of all amounts that USA has agreed to pay Executive pursuant to the Employment Agreement as a result of termination of his employment, is being paid in consideration of Executive's agreement to Sections 8, 9 and 10 below. Moreover, Executive acknowledges and agrees that the Restrictive Covenant Consideration is subject to forfeiture in accordance with
Section 11(b) hereof in the event Executive breaches any of the covenants set forth in Section 8, 9 or 10 hereof.

     4. Confidentiality. Executive covenants and agrees that, during and after his employment by USA, he will treat as confidential and will not, without the prior written approval of USA, use (other than in the performance of his designated duties for USA) or disclose the Trade Secrets or Confidential Information; provided, the foregoing obligation with respect to Confidential Information shall expire five years after termination of Executive's employment by USA.

     5. Records. All records, notes, files, recordings, tapes, disks, memoranda, reports, price lists, client lists, drawings, plans, sketches, documents, equipment, apparatus, and like items, and all copies thereof, relating to the business of USA or its affiliates or the Secret Information, which shall be prepared by Executive or which shall be disclosed to or which shall come into the possession of Executive, shall be and remain the sole and exclusive property of USA. Executive agrees that at any time upon request from USA, to promptly deliver to USA the originals and all copies of any of the foregoing that are in the Executive's possession, custody or control

     6. Executive Inventions.

          (a) Ownership of Works. All Works shall be the sole and absolute property of Company, including all patent, copyright, trade secret, or other rights in respect thereof. Executive agrees to and hereby does assign to Company all right, title, and interest in and to any and all Works, including all worldwide copyrights, patent rights, and all trade secret information embodied therein, in all media and including all rights to create derivative works thereof. Executive waives any and all rights Executive may have in any Works, including but not limited to the right to acknowledgement as author or moral


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rights. Executive agrees not to use or include in Works any patented, copyrighted, restricted or protected code, specifications, concepts, or trade secrets of any third party or any other information that Executive would be prohibited from using by any confidentiality, non-disclosure or other agreement with any third party. Executive agrees to fully and promptly disclose in writing to USA any such Works as such Works from time to time may arise.

          (b) Further Assurances. Executive shall, without charge to USA other than reimbursement of Executive's reasonable out-of-pocket expenses, execute and deliver all such further documents and instruments, including applications for patents and copyrights, and perform such acts, at any time during or after the term of this Agreement as may be necessary or desirable, to obtain, maintain, and defend patents, copyrights, or other proprietary rights in respect of the Works or to vest title to such Works in USA, its successors, assigns, or designees. Without limiting the generality of the foregoing, Executive further agrees to give all lawful testimony, during or after the term of Executive's employment, which may be required in connection with any proceedings involving any Works so assigned by Executive. Executive agrees to keep and maintain adequate and complete records (in the form of notes, laboratory notebooks, sketches, drawings, optical drives, hard drives and as may otherwise be specified by USA) of all inventions and original works of authorship made by Executive (solely or jointly with others) in the course of employment with Company, with USA's time, on USA's premises, or using USA's resources or equipment, which records shall be available to and remain the sole property of USA at all times.

          (c) No Obligations to Third Parties. Executive represents and warrants to USA that Executive is not subject to any employment, non-disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit Executive from fulfilling Executive's duties for USA. If Executive is the subject of any such agreement, and has any doubt as to its applicability to Executive's position with USA, Executive will provide a copy of such agreement to USA so that USA can make a determination as to its effect on Executive's ability to work for USA. Executive agrees to notify the company in writing before making any disclosure or perform any work on behalf of USA which appears to threaten or conflict with any proprietary rights Executive claims or intends to claim in any invention or original work of authorship. In the event Executive fails to give such notice, Executive agrees that he will make no claim against USA with respect to any such invention or work of authorship.

     7. Cooperation. Executive agrees to cooperate at any time to the extent and in the manner requested by USA and at USA's expense, in the prosecution or defense of any claims, litigation or other proceeding involving the Works, the property of USA or the Secret Information. Executive agrees to diligently protect any and all Secret Information against loss by inadvertent or unauthorized disclosure. Executive will comply with regulations, policies, and procedures established by USA, including, without limitation, all regulations, policies, and procedures established for the purpose of protecting Secret Information.

     8. Agreement Not to Compete. Executive covenants and agrees that during his employment by USA and for a period of two years after termination, for any reason, of such employment, he will not, without the prior written consent of USA, within Fulton County, Georgia, for himself or on behalf of another, directly or indirectly, engage in any business for which he provides services which are the same or substantially similar to his services for USA (as described in the Employment Agreement) to or on behalf of a Competing Business. Executive acknowledges and agrees that Fulton County, Georgia is the geographic


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area within which the Executive performs services for the Company.

     9. Agreement Not to Solicit Customers. During Executive's employment by USA and for a period of two years after the termination of such employment for any reason, whether by USA or by Executive, with or without Cause or Good Reason, Executive will not, without the prior written consent of USA, directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit or attempt to divert or appropriate to a Competing Business, any customer or actual prospect of USA, in either case, with whom Executive dealt on behalf of USA at any time during the 12-month period immediately preceding the termination of employment.

     10. Agreement Not to Solicit Executives. During Executive's employment by USA and for a period of two years after the termination of such employment for any reason, whether by USA or by Executive, with or without Cause or Good Reason, Executive will not, without the prior consent of USA, directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert or recruit any Executive of USA to leave such employment, whether such employment is by written contract or at will.

     11. Consideration; Remedies.

          (a) Injunctive Relief. Executive acknowledges and agrees that, by virtue of the duties and responsibilities attendant to his employment by USA and the special knowledge of USA's affairs, business, clients, and operations that he has and will have as a consequence of such employment, irreparable loss and damage will be suffered by USA if Executive should breach or violate any of the covenants and agreements contained in Sections 4 through 10. Executive further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business of USA. Executive, therefore, agrees and consents that, in addition to any other remedies available to it, USA shall be entitled to an injunction to prevent a breach or contemplated breach by the Executive of any of the covenants or agreements contained in such Sections.

          (b) Forfeiture. Executive acknowledges that USA intends to enforce the terms of the restrictive covenants of this Agreement contained in Sections 8, 9 and 10. In the event Executive breaches the provisions of Sections 8, 9 and 10, Executive shall immediately forfeit his right to receive (or shall refund to USA or its successor to the extent Executive has been previously paid) the value of the portion of the Restrictive Covenant Consideration allocable to the portion of the two year time period ($3905.47 per day of violation, capped at amounts actually received by Executive) during which Executive is in violation of any of such Sections 8, 9, or 10. Executive acknowledges that the actual damages for any such breach are costly and difficult to estimate and the amount required to be refunded or forfeited by this Section 11(b) is a reasonable estimation of such damages. The parties agree that such forfeited or refunded amount is intended as liquidated damages and not as a penalty. The parties also agree that the remedies set forth in this Section 11(b) are in addition to other remedies, including equitable remedies.

          (c) No Defense; Remedies. The existence of any claim, demand, action or cause of action of Executive against USA or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by USA of any of the covenants contained herein. The rights of USA under this Agreement are in addition to, and not in lieu of, all other rights USA may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.


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     12. Severability; Construction. Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant, and should any part or provision of any such covenants be declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other separate covenant of Executive not declared invalid. Whenever there is a conflict between an applicable law of a jurisdiction which governs the subject matter of this Agreement and any provision of this Agreement, the affected portions of this Agreement shall be deemed revised, as to such jurisdiction only, in a manner which (i) eliminates any invalid, illegal or completely unenforceable provision, and (ii) as to any provision which is held to be excessively broad as to time duration, scope, activity or subject, limits or reduces such provision so as to be enforceable to the extent compatible with the applicable law.

     13. Notices. Any notice required or permitted to be given to one party by the other party hereto pursuant to this Agreement shall be in writing and shall be personally delivered (including delivery by overnight or express courier), or sent by United States Mail, certified or registered, return receipt requested, first class postage and charges prepaid, in envelopes addressed to the parties as set forth below their signatures or at such other addresses as shall be designated in writing by either party to the other party in accordance with this Section. Notices delivered in person shall be effective on the date of delivery. Notices sent by United States Mail shall be effective on the third day following deposit.

     14. Amendment. No amendment or modification of this Agreement shall be valid or binding upon either party unless made in writing.

     15. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

     16. Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and expenses in addition to any other relief to which such prevailing party may be entitled.

     17. Gender. All references included herein to the male gender shall be construed to include the female gender, if and as appropriate.

     18. Assignment; Benefit. This Agreement may not be assigned by Executive and shall be binding upon Executive's devisees, heirs, legatees, beneficiaries, executors, administrators, or other legal representatives. This Agreement may be assigned by USA, and the right, remedies, and obligations of USA shall inure to the benefit of and be binding upon its successors and assigns.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and, subject to the following sentence, supersedes and terminates all previous agreements with respect to the matters contained herein. Except as amended in Section 2 hereof, all other terms of the Employment Agreement shall remain unchanged.

                         [SIGNATURES ON FOLLOWING PAGE]


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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

EXECUTIVE:


/s/ John M. Cook                            Date: 3/7/05
-----------------------------------------
John M. Cook

Address: 40 Cates Ridge
         Atlanta, GA 30327

"USA":

PRG-SCHULTZ USA, INC.:


By: /s/ Gerald E. Daniels                   Date: 8 FEB 2005
    -------------------------------------
Title: Chairman, Comp. Comm.

Address: 600 Galleria Parkway
         Suite 100
         Atlanta, Georgia 30339

Attention: Marie Neff, Executive
           Vice President-Human Resources


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